Exhibit 99


Friday, October 27, 2006, 4:00 pm Eastern Time
Company Press Release
Source:  Penseco Financial Services Corporation

                 Penseco Financial Services Corporation Reports
                      an Increase in Third Quarter Earnings

     SCRANTON, PA, October 27 -- Penseco Financial Services Corporation (OTC Bulletin Board: PFNS), the Scranton, Pennsylvania based financial holding company of Penn Security Bank & Trust Company reported for the three months ended September 30, 2006, net income increased $176,000 or 10.4% to $1,873,000 or $.87 per share compared with the year ago period of $1,697,000 or $.79 per share. Net interest income after provision for loan losses increased $111,000 or 2.2%, to $5,071,000 for the three months ended September 30, 2006 compared to $4,960,000, for the same quarter of 2005. Largely, the increase resulted from higher interest on loans due to increases in interest rates as well as an increase in net loans of $18.6 million or 5.6% for the three months ended September 30, 2006 and a $47.4 million increase on a year over year comparison. Interest on investments and cash equivalents declined due to maturing investments being redeployed to fund loan growth.

     Other income decreased $112,000 or 4.4% to $2,452,000 for the three months ended September 30, 2006 compared with $2,564,000 for the similar period of 2005. Service charges on deposit accounts decreased $21,000 or 8.8%. Merchant transaction income decreased $49,000 or 3.4% due to lower transaction volume. Other operating income decreased $38,000 or 24.1% due to lower brokerage income. Total other expenses decreased $247,000 or 4.6% to $5,099,000 for the three months ended September 30, 2006 compared with $5,346,000 for the same period of 2005. Salaries and employee benefits decreased $83,000 or 3.7%. Merchant transaction expense decreased $47,000 or 4.1% due to lower transaction volume. Other operating expenses decreased $113,000 or 8.0% mostly from lower professional fees incurred to comply with the Sarbanes-Oxley Act and general operating expenses. Applicable income taxes increased $70,000 or 14.6% due to higher operating income.

     For the nine months ended September 30, 2006, net income increased $545,000 or 12.2% to $5,008,000 or $2.33 per share compared with the year ago period of $4,463,000 or $2.08 per share. Net interest income after provision for loan losses increased $877,000 or 6.1% to $15,300,000 for the nine months ended September 30, 2006 from $14,423,000 for the same period of 2005. The increase in net interest income came primarily from higher interest and fees on loans, as net loans increased $32.7 million from December 31, 2005 and $47.4 million on a year over year comparison, along with increases in interest rates. Interest on investments and cash equivalents declined due to maturing investments being redeployed to fund loan growth.

     Other income declined $891,000 or 12.7% to $6,145,000 during the first nine months of 2006 from $7,036,000 for the same period of 2005. Service charges on deposit accounts decreased $66,000 or 9.4% due to the implementation of the free checking program. Merchant transaction income decreased $621,000 or 16.1% mainly due to lower transaction volume. Other operating income decreased $196,000 or 40.0% mainly from lower brokerage income of $102,000. Total other expenses decreased $795,000 or 5.0% to $15,054,000 during the first nine months of 2006 compared with $15,849,000 for the same period of 2005. Merchant transaction expenses decreased $541,000 or 17.5% due to lower transaction volume. Other operating expenses decreased $317,000 or 7.7% mostly from lower professional fees incurred to comply with the Sarbanes-Oxley Act and general operating expenses. Offsetting this decrease were increased salaries and employee benefits of $101,000 or 1.5%. Applicable income taxes increased $236,000 or 20.6% due to higher operating income.

     Non-accrual loans increased $2,669,000 to $4,165,000 at September 30, 2006 from $1,496,000 at September of 2005. This increase was due to a single borrowing relationship being placed into non-accrual during the third quarter of 2006. Management feels the Company is well secured and projects no loss of principal as we work towards a quick resolution to this credit. The allowance for loan losses at September 30, 2006 was $4,000,000 or 1.13% of total loans compared to $3,704,000 or 1.21% of total loans at September 30, 2005. Management continues to believe the loan loss reserve is adequate.

     Dividends increased by 6.1% to $2,255,000 or $1.05 per share, compared to $2,127,000 or $.99 per share from the first nine months of 2005.

     Penn Security Bank & Trust Company is headquartered in downtown Scranton and operates nine branches and twenty-one ATMs in Lackawanna, Wayne and Monroe counties.